Exhibit 99.1
ViaSat Vice President of Operations Retires;
Promotes Mr. Kevin Harkenrider as new Vice President of Operations
     Carlsbad, CA – January 29, 2007 – ViaSat Inc. (Nasdaq:VSAT) announced that Mr. Robert Barrie has resigned his position as Vice President of Operations in connection with his planned phased retirement. “We are very grateful to Bob for his tremendous contribution to ViaSat over the past ten years and his participation in building a successful operations organization,” said Mark Dankberg, ViaSat’s chairman and chief executive officer.
     Mr. Kevin Harkenrider will succeed Mr. Barrie in the Vice President of Operations position. Mr. Harkenrider joined ViaSat in October 2006 as Director of Operations and most recently served in an executive role at Computer Sciences Corporation (CSC). Previously, Mr. Harkenrider also held several positions at the Mission Solutions division of BAE Systems, including Vice President and Program Director, Vice President–Operations and Vice President–Material.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other communication products that enable fast, secure, and efficient communications to any location. ViaSat provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. The company’s three wholly owned subsidiaries, US Monolithics, Efficient Channel Coding, and Enerdyne Technologies Inc., design and produce complimentary products such as monolithic microwave integrated circuits, DVB-S2 satellite communication components, and video data link systems. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional field offices are located in Boston, MA, Baltimore, MD, Washington DC, Australia, China, India, Italy, and Spain.
     Safe Harbor Statement
     Portions of this release may contain forward-looking statements regarding future events and are subject to risks and uncertainties. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in the Company’s Form 10-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
Comsat Labs and Comsat Laboratories are trade names of ViaSat, Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.